Better Home & Finance Holding Company Announces New Date for 2024 Annual Meeting of Stockholders

2024 Annual Meeting of Stockholders to be held on June 4, 2024

New York, NY - February 5, 2024. Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”), a New York-based digitally native homeownership company, today announced that the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), originally anticipated to be held on Thursday, May 16, 2024, is now expected to be held on Tuesday, June 4, 2024. The exact time and location of the 2024 Annual Meeting will be specified in the Company’s proxy statement for the 2024 Annual Meeting.

The record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the 2024 Annual Meeting has been set as the close of business on Monday, April 8, 2024.
About Better
Since 2017, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates and close their loan in as little as three weeks. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its “One-Day Mortgage” program in January 2023, which allows eligible customers to “go from click to Commitment Letter” all within 24 hours. From 2019-2022, Better completed approximately $98 billion in mortgage volume and $39 billion in coverage written through its insurance arm, Better Cover. Better was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, and ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Registration Statement on Form S-1 filed with the SEC by the Company on December 20, 2023, as well as the Company’s most recent quarterly report on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
For Investor Relations Inquiries please email ir@better.com